Exhibit 8.1


                                        November 6, 1997


          Citicorp North America, Inc.
          399 Park Avenue
          New York, New York  10043

                         Re:  Registration Statement on Form S-3

          Ladies and Gentlemen:

                    We have acted as special federal tax
          counsel to Citicorp North America, Inc., a Delaware corporation (the "Depositor"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), including the prospectus and form of prospectus supplement included therein (together, the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") for the registration under the Act of Guaranteed Trade Trust Certificates (the "Certificates") evidencing interests in one or more trusts to be established by the Depositor (each, a "Trust"). The assets of each Trust will consist primarily of one or more promissory notes which will be guaranteed as to the payment of principal and interest by Export-Import Bank of the United States. The Certificates of each Trust will be issued pursuant to a separate Declaration of Trust (each, a "Declaration of Trust") between the trustee (each, a "Trustee") named therein and the Depositor. Forms of the Master Terms of Trust (the "Master Terms") and Supplement to the Declaration (the "Trust Supplement") which will comprise each Declaration of Trust have been filed with the Commission. We do not express any opinion herein as to the issuance of Certificates pursuant to any agreement other than the Declaration.

                    This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the General Rules and Regulations promulgated under the Act (the "Rules and Regulations").

                    We have examined and are familiar with
          originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including the Prospectus); (ii) the form of Master Terms; (iii) the form of Trust Supplement (including the form of Certificate annexed as an exhibit to the Trust Supplement); and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                    In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of all of the documents referred to in the preceding paragraph we have assumed that all the parties executing such documents had the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have further assumed that the parties to such documents will comply with the terms thereof. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Depositor and of public officials and agencies.

                    In rendering our opinion, we have also
          considered and relied upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, regulations and such other authorities as we have deemed appropriate. The statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

                    Members of our Firm are admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

                    Based on and subject to the foregoing, we are of the opinion that the applicable statements in the Prospectus under the caption "Certain United States Federal Tax Consequences," to the extent that they constitute matters of law or legal conclusions, are a fair and accurate summary of the matters addressed therein, under existing law and the assumptions stated therein.

                    You should be aware, however, that these opinions represent our conclusions as to the application of existing law. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service. We also note that the form of Prospectus and Prospectus Supplement filed herewith do not relate to a specific transaction. Accordingly, the above-referenced description of federal tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP under the caption "Certain United States Federal Tax Consequences" in the Prospectus included in the Registration Statement. We further consent to the incorporation of this opinion by reference as an exhibit to any registration statement relating to the Certificates which is filed pursuant to Rule 462(b) of the Rules and Regulations and to the references to Skadden, Arps, Slate, Meagher & Flom LLP under the caption "Certain United States Federal Tax Consequences" in the prospectus included in or incorporated by reference in any such registration statement. In giving the above consents, we do not admit that we come within the category of persons whose consent is required under
          Section 7 of the Act or the Rules and Regulations.

                                        Very truly yours,

                                        /s/ Skadden, Arps, Slate,
                                            Meagher & Flom LLP